EXHIBIT 21.1


                  Subsidiaries of Marine Growth Ventures, Inc.

      o     Marine Growth Finance, Inc.

      o     Sophlex Ship Management, Inc.

      o     Marine Growth Freight, Inc.

      o     Marine Growth Charter, Inc.

      o     Gulf Casino Cruises, Inc.